Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated October 23, 2024, except for the subsequent events discussed in Note 19 as to which the date is November 15, 2024. with respect to the consolidated balance sheets of EPWK Holdings Ltd, its subsidiaries, its VIE and its VIE’s subsidiaries. (collectively the “Company”) as of June 30, 2024 and 2023 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 28, 2025	Certified Public Accountants
PCAOB ID: 1171